================================================================================






                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                                 DSL.NET, INC.,

                            GREENS FARM CORPORATION,

                         VECTOR INTERNET SERVICES, INC.

                                       and

             CERTAIN STOCKHOLDERS OF VECTOR INTERNET SERVICES, INC.







                            Dated as of May 25, 2000





================================================================================

                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----

ARTICLE I         THE MERGER..................................................1

         1.1      The Merger..................................................1

         1.2      Effective Time..............................................2

         1.3      Closing.....................................................2

         1.4      Directors and Officers......................................2

ARTICLE II        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                  CORPORATIONS................................................2

         2.1      Effect on Capital Stock.....................................2

         2.2      Vector Stock Options........................................3

ARTICLE III       PAYMENT FOR SHARES; DISSENTING SHARES.......................4

         3.1      Payment for Shares of Vector Common Stock...................4

         3.2      Adjustment to Merger Consideration..........................6

         3.3      Appraisal Rights............................................6

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF DSL AND MERGERCO..........6

         4.1      Corporate Organization......................................7

         4.2      Authority for Transaction...................................7

         4.3      No Consent..................................................7

         4.4      Financial Statements........................................7

         4.5      Taxes.......................................................8

         4.6      Litigation..................................................8

         4.7      Employee Benefit Plans......................................8

         4.8      Compliance with Laws........................................9

         4.9      Brokerage or Finder's Fees..................................9

         4.10     DSL Common Stock............................................9

         4.11     Material Misstatements or Omissions.........................9

         4.12     SEC Documents...............................................9

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF VECTOR AND THE MAJORITY
                  STOCKHOLDERS................................................10

         5.1      Corporate Organization......................................10

         5.2      Authority for Transaction...................................10

         5.3      No Consent..................................................10

         5.4      Financial Statements........................................11

                          -----------------------------


         5.5      Absence of Undisclosed Liabilities..........................11

         5.6      Absence of Material Adverse Change..........................11

         5.7      Title to Assets; Leases.....................................11

         5.8      Accounts Receivable.........................................11

         5.9      Contracts and Commitments...................................12

         5.10     Indebtedness................................................12

         5.11     Intellectual Property.......................................12

         5.12     Taxes.......................................................13

         5.13     Litigation..................................................13

         5.14     Labor and Employee Relations................................14

         5.15     Employee Benefit Plans......................................14

         5.16     Compliance with Laws........................................14

         5.17     Environmental Matters.......................................15

         5.18     Land Use....................................................15

         5.19     Joint Ventures..............................................16

         5.20     Insurance...................................................16

         5.21     Books and Records...........................................16

         5.22     Powers of Attorney..........................................16

         5.23     No Guarantees...............................................16

         5.24     Brokerage and Finder's Fees.................................16

         5.25     Material Misstatements or Omissions.........................17

         5.26      Company Subsidiaries.......................................17

         5.27     Capitalization..............................................17

         5.28     Net Tangible Assets.........................................17

ARTICLE VI        CONDUCT OF BUSINESS PENDING THE MERGER......................18

         6.1      Conduct of Business by Vector...............................18

ARTICLE VII       ADDITIONAL AGREEMENTS.......................................19

         7.1      Stockholder Approval........................................19

         7.2      Additional Agreements.......................................20

         7.3      Fees and Expenses...........................................20

         7.4      No Solicitations............................................20

         7.5      Access to Information.......................................21

         7.6      Public Announcements........................................21

                          -----------------------------


         7.7      Employee Benefit Arrangements...............................21

         7.8      Notification................................................21

ARTICLE VIII      CONDITIONS TO THE MERGER....................................22

         8.1      Conditions to the Obligations of Each Party to
                  Effect the Merger ..........................................22

                  (a)   Stockholder Approval..................................22

                  (b)   Regulatory Approvals..................................22

                  (c)   No Injunctions, Orders or Restraints; Illegality......22

         8.2      Conditions to Obligations of DSL and MergerCo...............22

                  (a)   Representations and Warranties........................22

                  (b)   Performance and Obligations of Vector and the
                        Majority Stockholders.................................22

                  (c)   Consents, Etc.........................................23

                  (d)   No Injunction.........................................23

                  (e)   Material Adverse Change...............................23

                  (f)   Resignations..........................................23

                  (g)   Opinion of Counsel....................................23

         8.3      Conditions to Obligations of Vector and the Majority
                  Stockholders................................................23

                  (a)   Representations and Warranties........................23

                  (b)   Performance of Obligations of DSL and MergerCo........23

                  (c)   Consents, Etc.........................................24

                  (d)   No Injunction.........................................24

                  (e)   Material Adverse Change...............................24

                  (f)   Opinion of Counsel....................................24

ARTICLE IX        POST-CLOSING COVENANTS OF THE EXECUTIVE STOCKHOLDERS........24

         9.1      Non-Competition; Non-Solicitation...........................24

ARTICLE X         RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                  COMPLIANCE WITH SECURITIES ACT..............................25

         10.1     Restrictions on Transferability.............................25

         10.2     Restrictive Legend..........................................25

         10.3     Notice of Proposed Transfers................................26

ARTICLE XI        SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  INDEMNIFICATION.............................................26

                          -----------------------------


         11.1     Survival of Representations and Warranties..................26

         11.2     Indemnification.............................................26

                  (a)   Agreement to Indemnify................................27

                  (b)   Expiration of Indemnification.........................27

                  (c)   Hold Back.............................................27

                  (d)   Claims Upon Hold Back.................................27

                  (e)   Resolution of Conflicts; Arbitration..................27

                  (f)   Distribution of Hold Back Upon Termination of
                        Hold Back Period......................................28

                  (g)   Agent of the Vector Stockholders; Power of Attorney...28

                  (h)   Indemnification of the Agent..........................28

                  (i)   Third Party Claims....................................29

                  (j)   Threshold Amount; Apportionment of Liability;
                        Maximum Liability.....................................29

ARTICLE XII       TERMINATION, AMENDMENT AND WAIVER...........................30

         12.1     Termination.................................................30

         12.2     Effect of Termination.......................................30

         12.3     Amendment...................................................31

         12.4     Extension; Waiver...........................................31

ARTICLE XIII      MISCELLANEOUS...............................................31

         13.1     Notices.....................................................31

         13.2     Entire Agreement; No Third-Party Beneficiaries;
                  Section Headings............................................32

         13.3     Confidentiality.............................................33

         13.4     Assignment..................................................33

         13.5     Applicable Law..............................................33

         13.6     Release of Guarantees.......................................33

         13.7     Definitions.................................................33

                                LIST OF EXHIBITS





         Exhibit A                  --      Majority Stockholders and Executive
                                            Stockholders

         Exhibit B                  --      Calculation of Per Share Merger
                                            Consideration

         Exhibit C                  --      Estimated Net Tangible Assets

         Exhibit D                  --      Form of Retention Bonus Agreement

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made this 25th day of May, 2000, by and among DSL.NET, INC., a Delaware corporation having its principal office at 545 Long Wharf Drive, New Haven, Connecticut 06511("DSL"), GREENS FARM CORPORATION, a Delaware corporation and wholly-owned subsidiary of DSL ("MergerCo"), VECTOR INTERNET SERVICES, INC., a Minnesota corporation having its principal office at 12 South 6th Street, Suite 250, Minneapolis, Minnesota 55402 ("Vector"), the stockholders of Vector listed on Exhibit A hereto under the caption "Majority Stockholders" (the "Majority Stockholders"), and, with respect to the covenants set forth in Article IX hereto, the stockholders of Vector listed on Exhibit A under the caption "Executive Stockholders" (the "Executive Stockholders").

                                    RECITALS:

         WHEREAS, the respective Boards of Directors of DSL, MergerCo and Vector have approved the merger of MergerCo with and into Vector (the "Merger") in accordance with the Delaware General Delaware Corporation Law (the "Delaware Corporation Law"), and the Minnesota Business Corporation Act (the "Minnesota Corporation Act") upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, the Board of Directors of Vector has, in light of and subject to the terms and conditions set forth in this Agreement, determined that the Merger is in the best interests of Vector and its stockholders, and resolved to approve and adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (collectively, the "Transactions"), and to recommend approval and adoption by the stockholders of Vector of this Agreement and the Transactions; and

         WHEREAS, DSL, MergerCo, Vector, the Majority Stockholders and the Executive Stockholders desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, DSL, MergerCo, Vector and the Majority Stockholders and the Executive Stockholders agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Vector and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into Vector, and the separate corporate existence of MergerCo shall thereupon cease, (b) Vector shall be the surviving corporation in the Merger (sometimes referred to in this Agreement as the

"Surviving Corporation") and shall continue to be governed by the laws of the State of Minnesota and (c) the separate corporate existence of Vector with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The articles of incorporation of Vector (the "Articles of Incorporation"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and the bylaws of Vector (the "Bylaws") as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, by such Articles of Incorporation and such Bylaws. The Merger shall have the effects specified in the Minnesota Corporation Act.

         1.2 Effective Time. As promptly as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of same, MergerCo and Vector shall duly execute and file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware Corporation Law and articles of merger with the Secretary of State of the State of Minnesota in accordance with the Minnesota Corporation Act (the "Articles of Merger"). The Merger shall become effective at such time as the Articles of Merger, accompanied by payment of the applicable filing fee, has been examined by and received the endorsed approval of the Secretary of State of the State of Minnesota (the "Effective Time").

         1.3 Closing. The closing of the Merger (the "Closing") shall take place at such time and on a date to be specified by the parties, which shall be no later than May 26, 2000 (the "Closing Date"), at the offices of Day, Berry & Howard LLP, 260 Franklin Street, Boston, Massachusetts 02110, unless another date or place is agreed to by the parties.

         1.4 Directors and Officers. The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

         2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of Vector (the "Vector Common Stock") or any shares of common stock of MergerCo, par value $.01 per share:

         (a) Each share of common stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation following the Merger.

         (b) Each share of Vector Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Vector and (ii) Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive the Per Share Merger Consideration (as hereinafter defined), calculated in accordance with Exhibit B hereto, in cash (the "Cash Consideration") or shares of DSL Common Stock (the "Stock Consideration") as provided below, upon surrender and exchange of the certificate representing such shares of Vector Common Stock (the "Common Certificate"). The total consideration for all shares of Vector Common Stock is hereinafter referred to collectively as the "Merger Consideration".

         (c) The total number of outstanding shares of Vector Common Stock that shall be converted into the right to receive cash (the "Cashed Shares") shall equal the quotient determined by dividing $11,000,000.00 by the Per Share Merger Consideration. The number of shares of Vector Common Stock held by each Vector Stockholder that shall be converted into the right to receive cash shall equal such Vector Stockholder's pro rata portion of the Cashed Shares. For purposes of this Section 2.1(c), "pro rata" shall mean a fraction the numerator of which equals the number of shares of Vector Common Stock held by a particular Vector Stockholder and the denominator of which equals the total number of issued and outstanding shares of Vector Common Stock. The remaining outstanding shares of Vector Common Stock shall be converted into the right to receive the Stock Consideration. The number of shares of DSL Common Stock issuable upon conversion of each such remaining share of Vector Common Stock shall equal the quotient obtained by dividing (i) the Per Share Merger Consideration by (ii) the DSL Stock Price, as hereinafter defined (the "Exchange Ratio").

         (d) All shares of Vector Common Stock, when converted as provided in this Section 2.1, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Common Certificate previously evidencing such shares shall thereafter represent only the right to receive the applicable Merger Consideration. The holders of Common Certificates previously evidencing shares of Vector Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Vector Common Stock except as otherwise provided in this Agreement or by law and, upon the surrender of Common Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive for their shares of Vector Common Stock, the applicable Merger Consideration, without any interest thereon.

         2.2 Vector Stock Options. At or prior to the Effective Time, DSL and Vector shall take all action necessary to cause the assumption by DSL as of the Effective Time of the options to purchase Vector Common Stock outstanding as of the Effective Time (the "Outstanding Vector Options"). Pursuant to the applicable stock option agreements between Vector and the holders of the Outstanding Vector Options, each of the Outstanding Vector Options shall become, without any action on the part of the holder thereof, an option to purchase shares of DSL Common Stock as of the Effective Time, on the same terms and conditions as were applicable to the Outstanding Vector Options. The number of shares of DSL Common Stock that the holder of an assumed Outstanding Vector Option shall be entitled to receive upon the exercise of such option shall be determined by multiplying the number of shares of Vector Common Stock subject to such option, determined immediately before the Effective Time, by the Exchange Ratio (rounded up if over 0.5 and down if under 0.5 to the nearest whole share). The exercise price of each share of DSL Common Stock subject to an assumed Outstanding Vector Option shall be the amount (rounded up to the nearest whole cent) equal to (a) the aggregate exercise price for the shares of Vector Common Stock otherwise purchasable pursuant to the Outstanding Vector Option divided by
(b) the aggregate number of shares of DSL Common Stock deemed purchasable pursuant to such Outstanding Vector Option. DSL shall (i) reserve out of its authorized but unissued shares of DSL Common Stock sufficient shares to provide for the exercise of the Outstanding Vector Options, and (ii) register under the Securities Act pursuant to a registration statement on Form S-8, as promptly as practicable after the Effective Time, and in any event no later than 15 days after the Effective Time, those shares of DSL Common Stock to be issued upon the exercise of the Outstanding Vector Options. Notwithstanding the foregoing, it shall be a condition to the obligation of DSL to file such Form S-8 Registration Statement that each holder of an Outstanding Vector Option enter into a lock-up agreement with DSL pursuant to which such holder shall agree (i) not to exercise any Outstanding Vector Option after the Effective Time and prior to the time that the Form S-8 Registration Statement shall have been filed, and (ii) not to sell any shares of DSL Common Stock issuable upon exercise of the Outstanding Vector Option for a period of sixty days following the Effective Time.

                                  ARTICLE III

                      PAYMENT FOR SHARES; DISSENTING SHARES

         3.1 Payment for Shares of Vector Common Stock.

         (a) Promptly, and in any event within five business days, after the Effective Time, DSL shall mail to each record holder of Common Certificates that immediately prior to the Effective Time represented shares of Vector Common Stock a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon proper delivery of the Common Certificates to DSL and instructions for use in surrendering such Common Certificates and receiving the Merger Consideration in respect of such shares.

         (b) In effecting the payment of the Merger Consideration with respect to shares of Vector Common Stock represented by Common Certificates entitled to payment of the Merger Consideration pursuant to Section 2.1(b) (the "Vector Shares"), upon the surrender of each such Common Certificate, DSL shall pay the holder of such Common Certificate (collectively, the "Vector Stockholders") an amount equal to (i)(A) the Merger Consideration, minus (B) the Hold Back (as defined in Section 11.2(c) below), multiplied by (ii) the number of Vector Shares, in consideration for such Vector Shares. Upon such payment, such Common Certificate shall forthwith be canceled.

         (c) Until surrendered in accordance with paragraph (b) above, each such Common Certificate (other than Common Certificates representing (i) shares of Vector

Common Stock held in the treasury of Vector and (ii) Dissenting Shares) shall represent solely the right to receive the Merger Consideration relating to such Common Certificates. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion of the Merger Consideration) is to be delivered to any person other than the person in whose name the Common Certificate formerly representing shares of Vector Common Stock surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Common Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Vector Common Stock shall pay to DSL any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Common Certificate surrendered, or shall establish to the satisfaction of DSL that such tax has been paid or is not applicable.

         (d) No dividends or other distributions with respect to shares of Vector Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Certificate with respect to the shares of Vector Common Stock represented by such Common Certificate.

         (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Vector Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates formerly representing the shares of Vector Common Stock are presented to DSL or the Surviving Corporation, they shall be surrendered and canceled in return for the payment of the Merger Consideration relating to such Common Certificates, as provided in this Article III.

         (f) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of DSL Common Stock shall be issued to any Vector Stockholder in the Merger and the holder thereof shall not be entitled to any voting or other rights of a holder of shares or a fractional share interest. Each holder of Vector Shares who otherwise would have been entitled to receive a fraction of a share of DSL Common Stock shall receive in lieu thereof cash (rounded to the nearest whole cent), without interest, in an amount determined by multiplying such holder's fractional interest by the DSL Stock Price. All amounts of cash in respect of fractional interests which have not been claimed at the end of three years from the Effective Time by surrender of certificates for Vector Shares shall be repaid to the Surviving Corporation, subject to the provisions of applicable escheat or similar laws, for the account of the holders entitled thereto.

         3.2 Adjustment to Merger Consideration. The Per Share Merger Consideration shall be equal to the quotient obtained by dividing $22,000,000.00, subject to adjustment by the amount of the Net Tangible Assets as of the Closing Date, as provided below, by the Net Vector Common Stock Equivalents, as hereinafter defined. Such adjustment shall be upward if the Net Tangible Assets is a positive number and downward if the Net Tangible Assets is a negative number. The estimated Net Tangible Assets as of the date of this Agreement is set forth on Exhibit C attached hereto. The Per

Share Merger Consideration payable at the Closing shall be adjusted immediately prior to the Closing to reflect any change in Net Tangible Assets as of the Closing from the amounts set forth in Exhibit C.

         3.3 Appraisal Rights.

         (a) Notwithstanding anything in this Agreement to the contrary, shares of Vector Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Vector Common Stock who have demanded and exercised any appraisal rights in the manner provided under the Minnesota Corporation Act and, as of the Effective Time, have neither effectively withdrawn nor lost their appraisal rights under the Minnesota Corporation Act (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder's appraisal rights under the Minnesota Corporation Law. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such appraisal rights, such holder's shares of Vector Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

         (b) Vector shall give DSL prompt notice of any demands received by Vector for appraisal pursuant to Section 302A.473 of the Minnesota Corporation Act, withdrawals of such demands, and any other instruments served pursuant to the Minnesota Corporation Act and received by Vector. Vector shall not, except with the prior written consent of DSL or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF DSL AND MERGERCO

         DSL and MergerCo hereby jointly and severally represent and warrant to Vector and the Vector Stockholders as follows and acknowledge and confirm that Vector and the Vector Stockholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by Vector or the Vector Stockholders or on its or their behalf:

         4.1 Corporate Organization. DSL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly authorized to conduct business as a foreign corporation in the State of Connecticut. MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. DSL has all necessary corporate power and authority to own and use its properties and assets and to operate its business as presently conducted, and DSL holds all such permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies (i) necessary and required therefor and (ii) the failure of which to so hold would have a Material Adverse Effect.

         4.2 Authority for Transaction. The execution and delivery of this Agreement by each of DSL and MergerCo, and the consummation of the Transactions, have been or prior to the Closing will be duly and validly authorized by each of DSL and MergerCo by all necessary action, corporate or otherwise. This Agreement is the legal, valid and binding obligation of each of DSL and MergerCo, enforceable against each of DSL and MergerCo in accordance with its terms. Neither the execution and delivery of this Agreement by DSL and MergerCo, nor the performance by DSL and MergerCo of their obligations hereunder, will violate the certificate of incorporation or bylaws of either DSL or MergerCo or will result in a violation or breach of, or constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which DSL or MergerCo is a party or by which either of them or their assets is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to DSL or MergerCo.

         4.3 No Consent. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority (as hereinafter defined) is required on the part of DSL or MergerCo in connection with the execution or delivery of this Agreement or the consummation of the Transactions other than
(i) routine filings with the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota necessary to consummate the Merger,
(ii) compliance with the applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and any applicable state securities and blue sky laws in connection with the offering, sale and delivery of the shares of DSL Common Stock to be issued in the Merger and the assumption of the Outstanding Vector Options in connection with the Merger and (iii) where the failure to obtain such consents, approvals, action, or to make such declaration, filing or registration, would not have a Material Adverse Effect.

         4.4 Financial Statements. DSL has delivered to Vector its financial statements for the year ended December 31, 1999, and the unaudited financial statements for the three months ended March 31, 2000 (collectively, the "DSL Financial Statements"). The DSL Financial Statements have been prepared in accordance with GAAP (as hereinafter defined) except that the unaudited financial statements do not contain the footnotes required by GAAP and, with respect to the interim financial statements, for normal year end adjustments, and fairly and accurately present the financial condition and results of the operations of DSL and its business as of the dates and for the periods indicated.

         4.5 Taxes.

         (a) All returns, reports and other forms related to Taxes (as hereinafter defined) required to be filed by DSL on or before the Closing Date have been filed, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other changes are due or will become due with respect to the late filing of any such return, report or form, except where the failure to file would not have a Material Adverse Effect. All Taxes due have been paid, provided for in reserves, or properly protested or will be so paid, reserved for or protested by DSL. No audit of any such return, report or form is pending or, to the Knowledge of DSL, threatened. DSL is not a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or, to the Knowledge of DSL, threatened against DSL. All deposits required by law to be made by DSL with respect to employees' withholding taxes have been duly made.

         (b) As used in this Agreement, "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, imposts, customs duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

         4.6 Litigation. There is no action, suit, grievance or proceeding pending against DSL required to be disclosed in DSL's periodic reports filed with the Securities and Exchange Commission under the Exchange Act that has not been so disclosed.

         4.7 Employee Benefit Plans. All of the employee benefit plans (as defined in Section 3(3) of ERISA (as hereinafter defined)), multi-employer plans (as defined in Section 4001(a)(3) of ERISA), and compensation programs and employment arrangements which are maintained, or contributed to, by DSL are listed in the DSL disclosure letter delivered to Vector contemporaneously herewith ("Employee Benefit Plans"). All obligations of DSL to contribute to such Employee Benefit Plans on behalf of employees for the calendar years prior to 2000 have been satisfied, and all obligations of DSL to contribute to such plans on behalf of employees for the most recent period ending on the Closing Date will be satisfied by DSL. Except as set forth on in the DSL disclosure letter, DSL does not maintain or sponsor, and is not required to make contributions to, any oral pension, profit sharing, thrift, deferred compensation, bonus, incentive, stock purchase, severance, hospitalization, insurance or other similar plan, agreement, or arrangement relating to employee benefits for any employee or to former employees of DSL. To the Knowledge of DSL, the Employee Benefit Plans in all material respects conform to and have been administered in compliance with their terms and applicable laws and regulations (including, but not limited to, ERISA), and, to the Knowledge of DSL, no condition exists with respect to any Employee Benefit Plan that could have a Material Adverse Effect on DSL or its business.

         4.8 Compliance with Laws. DSL has in all material respects duly complied with all applicable laws, rules, regulations and orders of federal, state, and local governments, including, but not limited to, Environmental Laws (as hereinafter defined), and DSL is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator, in each case except where the failure to comply or the default would not have a Material Adverse Effect, and to the Knowledge of DSL, no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder has occurred or will occur as a result of the Transactions.

         4.9 Brokerage or Finder's Fees. Neither DSL nor MergerCo has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the Transactions, except for JPS Capital Corporation. DSL shall indemnify, defend and hold harmless each of Vector and the Vector Stockholders from any claim for brokers' or finders' fees from such brokers.

         4.10 DSL Common Stock. The shares of DSL Common Stock to be issued and exchanged for the Vector Shares in the Merger will, at the Effective Time be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         4.11 Material Misstatements or Omissions. No representation or warranty by DSL or MergerCo in this Agreement, or any document, statement, certificate or schedule furnished or to be furnished to Vector or any of the Vector Stockholders by, or on behalf of, DSL or MergerCo pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts not materially misleading.

         4.12 SEC Documents. DSL has timely filed with the Securities and Exchange Commission (the "Commission") all forms, reports and documents required to be filed by it since October 6, 1999 under the Securities Exchange Act of 1934, as amended, and has made available to Vector and the Majority Stockholders a true and complete copy of the following DSL documents: (i) its annual report on Form 10-K for the fiscal year ended December 31, 1999; (ii) its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000; and (iii) the Proxy Statement dated April 26, 2000 (collectively, the "DSL SEC Documents"). As of their respective dates, the DSL SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder applicable to such DSL SEC Documents, and none of the DSL SEC Documents, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF VECTOR
                          AND THE MAJORITY STOCKHOLDERS

         Vector and each of the Majority Stockholders hereby severally represents and warrants to each of DSL and MergerCo as follows and acknowledge and confirm that each of DSL and MergerCo is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by DSL or MergerCo or on either of their behalf:

         5.1 Corporate Organization. Vector is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and is not required to be qualified as a foreign corporation in any other jurisdiction. Vector has all necessary corporate power and authority to own and use its properties and assets and to operate its business as presently conducted, and Vector holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

         5.2 Authority for Transaction. The execution and delivery of this Agreement by Vector, and the consummation of the transactions contemplated hereby, have been or prior to the Closing will be duly and validly authorized by all necessary action, corporate or otherwise. This Agreement is the legal, valid and binding obligation of Vector and each of the Vector Stockholders, enforceable against them in accordance with its terms. Neither the execution and delivery of this Agreement by Vector, nor the performance by Vector of its obligations hereunder, will violate Vector's Articles of Incorporation or Bylaws or will result in a violation or breach of, or, except as set forth in the Disclosure Letter, constitute a default under, any indenture, mortgage, deed of trust or other contract, license or other agreement to which Vector is a party or by which it or any of its assets or properties is bound, or of any provision of any federal or state judgment, writ, decree, order, statute, rule, or governmental regulation applicable to Vector.

         5.3 No Consent. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of Vector or the Vector Stockholders in connection with the execution or delivery of this Agreement or the consummation of the Transactions, other than (i) routine filings with the Secretary of State of the State of Delaware and the Secretary of State of the State of Minnesota necessary to consummate the Merger, and (ii) where the failure to obtain such consents, approvals, action or to make such declaration, filing or registration, would not have a Material Adverse Effect.

         5.4 Financial Statements. Vector has delivered to Buyer its unaudited financial statements for the year ended December 31, 1999, and the unaudited financial statements for the three months ended March 31, 2000 (collectively, the "Financial Statements"). Except as set forth in the Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP (as hereinafter defined) except that the unaudited financial statements do not contain the footnotes required by GAAP and, with respect to the interim financial statements, for normal year end adjustments, and fairly and accurately present the financial condition and results of the operations of Vector and its business as of the dates and for the periods indicated.

         5.5 Absence of Undisclosed Liabilities. Vector, and to their Knowledge, the Majority Stockholders, represent and warrant that Vector has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those set forth on the Financial Statements or in the disclosure letter delivered by Vector and the Majority Stockholders to DSL contemporaneously herewith (the "Disclosure Letter").

         5.6 Absence of Material Adverse Change. Since December 31, 1999, there has not been with respect to the business of Vector, nor have any facts come to the attention of Vector or any of the Majority Stockholders that Vector or its business has experienced or will experience, any Material Adverse Change.

         5.7 Title to Assets; Leases.

         (a) Vector has good and valid title to all assets owned by it and a valid leasehold interest in all assets leased by it, in each case, except as set forth in the Disclosure Letter, free and clear of all Liens (as hereinafter defined).

         (b) The Disclosure Letter lists all leases and lease purchase agreements to which Vector is a party. Each such agreement is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Vector, or to the Knowledge of Vector or the Majority Stockholders, any other party thereto, has occurred or will occur upon or in connection with the closing of the Transactions.

         5.8 Accounts Receivable. All accounts receivable of Vector arose only from bona fide transactions in the ordinary course of Vector's business. No amount included in the accounts receivable of Vector as of the Closing Date has been released for an amount less than the value at which it was included or is or will be regarded as unrecoverable in whole or in part, except (i) to the extent there shall have been an appropriate reserve therefor, or (ii) for customer credits in the ordinary course of business, the amounts of which are not material in the aggregate. Such receivables are not subject to any counterclaim, refusal to pay or setoff.

         5.9 Contracts and Commitments. The Disclosure Letter lists all written and oral agreements, contracts, indebtedness, liabilities and other obligations to which Vector is a party or to which it is bound which (a) are for a term longer than twelve (12) months; (b) involve receipts or expenditures by Vector greater than Five Thousand Dollars ($5,000) in any twelve-month period; (c) involve the mortgage, pledge, grant or creation of a lien or security interest or other encumbrance on any of Vector's assets; (d) involve any Vector Stockholders as a party; (e) require Vector to indemnify any other party for any liability; (f) was not entered into in the ordinary course of business; or (g) is otherwise material to Vector. Copies of such written, and summaries of such oral, agreements, contracts, indebtedness, liabilities and obligations have been delivered to DSL. Each of the contracts or agreements listed in the Disclosure Letter is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Vector, or to the Knowledge of Vector or any of the Majority Stockholders, any other party thereto, has occurred. Other than as set forth in the Disclosure Letter, none of such contracts or agreements contain any change-of-control or other provisions that would be triggered by this Agreement or the consummation of the Transactions.

         5.10 Indebtedness. Except as set forth in the Disclosure Letter, Vector does not have any obligations for money borrowed or owed or under any guarantees and does not have any agreements or arrangements to borrow money or to enter into any such guarantee.

         5.11 Intellectual Property.

         (a) The Disclosure Letter lists all of Vector's intellectual property, including but not limited to registered and unregistered trademarks, trade names, service marks, certification marks, domain names, copyrights and registration applications for the above, patents and patent applications, and material licenses to and from third parties relating to any of the above (the "Intellectual Property").

         (b) To its Knowledge, Vector owns or has valid and enforceable license(s) to use all the Intellectual Property and pays no royalty with respect thereto. Each such license is valid, binding and in full force and effect; and no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Vector, or to the Knowledge of Vector or any of the Majority Stockholders, any other party thereto, has occurred. Each material license which is not a perpetual license is so identified in the Disclosure Letter.

         (c) Vector employs commercially reasonable procedures in the daily operation of its business to maintain the proprietary nature of, and owns or has the right to use, all material trade secrets, including know-how, inventions, designs, processes, computer software and documentation for such software and technical data required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Vector in connection with its business, free and clear of any Liens, including without limitation, all claims of current and former employees, consultants, officers, directors and stockholders of Vector.

         5.12 Taxes.

         (a) All returns, reports and other forms related to Taxes (as hereinafter defined) required to be filed by Vector on or before the Closing Date have been filed, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or will become due with respect to the late filing of any such return, report or form. All Taxes due have been paid, provided for in reserves, or properly protested or will be so paid, reserved for or protested by Vector. No audit of any such return, report or form is pending or, to the Knowledge of Vector or the Majority Stockholders, threatened. Vector is not a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or, to the Knowledge of Vector, threatened against Vector. All deposits required by law to be made by Vector with respect to employees' withholding taxes have been duly made.

         (b) No Taxes are or will become payable by any of the parties to this Agreement as a consequence of the execution, delivery or performance of this Agreement, other than Taxes based upon the net income of the parties. Vector and the Majority Stockholders shall be responsible for and shall promptly pay any such Taxes which become payable with respect thereto.

         (c) As used in this Agreement, "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, imposts, customs duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

         5.13 Litigation. Other than as set forth in the Disclosure Letter, there is no action, suit, grievance or proceeding pending or, to the Knowledge of Vector or the Majority Stockholders, threatened against Vector at law, in equity, by way of arbitration or before any governmental or quasi-governmental department, commission, board or agency. To the Knowledge of Vector, there are no existing facts or conditions which are likely to give rise to any charge, claim, litigation, proceeding, or investigation by any third party that, if resolved adversely to Vector, would have a Material Adverse Effect on Vector or its business, nor are there any facts or conditions which are likely to give rise to any order of condemnation, appropriation or other taking of any of Vector's material assets.

         5.14 Labor and Employee Relations. Other than as set forth in the Disclosure Letter, no current officer or employee of Vector ("Employee") is a party to any employment agreement or union or collective bargaining agreement, and no union has been certified or recognized as the collective bargaining representative of any of such Employees or has attempted to engage in negotiations with Vector regarding terms and conditions of employment. No unfair labor practice charge, work stoppage, picketing or other such activity relating to labor matters has occurred or is pending. To the Knowledge of Vector or the Majority Stockholders, there are no current or threatened attempts to organize or establish any labor union to represent any Employees. Vector is in compliance in all material respects with all requirements of federal, state and local laws and regulations governing employee relations, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending or, to the Knowledge of Vector or the Majority Stockholders, have been threatened. No Employee has given any notice or, to the Knowledge of Vector or the Majority Stockholders, made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with Vector. Prior to the Effective Time, Vector shall terminate or cause to be terminated all employment agreements set forth in the Disclosure Letter (the "Employment Agreements") and as of the Closing Date, subject to the provisions of Section 7.7 below, all Employees shall be terminable at will by the Surviving Corporation.

         5.15 Employee Benefit Plans. All of the employee benefit plans (as defined in Section 3(3) of ERISA (as hereinafter defined)), multi-employer plans (as defined in

Section 4001(a)(3) of ERISA), and compensation programs and employment arrangements which are maintained, or contributed to, by Vector for the Employees are listed in the Disclosure Letter ("Employee Benefit Plans"). All obligations of Vector to contribute to such Employee Benefit Plans on behalf of Employees for the calendar years prior to 2000 have been satisfied, and all obligations of Vector to contribute to such plans on behalf of Employees for the most recent period ending on the Closing Date will be satisfied by Vector. Vector does not maintain or sponsor, and is not required to make contributions to, any written or oral pension, profit sharing, thrift, deferred compensation, bonus, incentive, stock purchase, severance, hospitalization, insurance or other similar plan, agreement, or arrangement relating to employee benefits for any Employee or to former employees of Vector. To the Knowledge of Vector or the Majority Stockholders, the Employee Benefit Plans in all material respects conform to and have been administered in compliance with their terms and applicable laws and regulations (including, but not limited to, ERISA), and no condition exists with respect to any Employee Benefit Plan that could have a Material Adverse Effect on Vector or its business, DSL or MergerCo.

         5.16 Compliance with Laws. Vector has in all material respects duly complied with all applicable laws, rules, regulations and orders of federal, state, and local governments, including, but not limited to, Environmental Laws (as hereinafter defined), and Vector is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator, in each case except where the failure to comply or the default would not have a Material Adverse Effect, and to the Knowledge of Vector or the Majority Stockholders, no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder has occurred or will occur as a result of the Transactions.

         5.17 Environmental Matters.

         (a) All facilities and property whether currently or heretofore owned, operated or leased by Vector (including facilities or properties subleased to a third party) were, during any period of ownership, operation or leasing (including subleasing to a third party) by Vector, and, to the extent currently owned, operated or leased by Vector, continue to be, in compliance in all material respects with all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, guidelines or any binding determinations of any federal, state or local governmental agency (including consent decrees and administrative orders) relating to protection of the environment or public or worker health and safety except where noncompliance would not have a Material Adverse Effect on Vector (collectively, "Environmental Laws").

         (b) Except as set forth in the Disclosure Letter or where noncompliance would not have a Material Adverse Effect on Vector, (i) Vector's past and present operations have complied and are in compliance in all material respects with all applicable Environmental Laws; (ii) Vector has obtained all environmental, health and safety governmental permits required for the operation of its business, and all such governmental permits are in good standing and Vector is in compliance with all material terms and conditions of such permits; (iii) none of Vector, nor any of Vector's properties or its past or present operations, is subject to any ongoing investigation by, order from or agreement with any person (including, without limitation, any prior owner or operator of Vector property) respecting (A) any Environmental Laws, (B) any remedial action or (C) any claim of losses and expenses arising from the release or threatened release of a contaminant into the environment; and (iv) Vector is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Laws.

         (c) To the Knowledge of Vector or the Majority Stockholders, Vector is not subject to the environmental liabilities of any third party, whether by contractual agreement or operation of law.

         5.18 Land Use. The past and current use by Vector of 12 South 6th Street, Suite 250, Minneapolis, Minnesota 55402 and each other location where Vector maintains an office (the "Premises") complies in all material respects with and in no material way violates, (a) any applicable statute, law, regulation, rule, ordinance or order of any kind whatsoever (including, without being limited to, any building, fire, subdivision and zoning statute, law, code, ordinance, rule, regulation, approval or order, or urban redevelopment plan or other governmental or quasi-governmental requirement) affecting the Premises or any part thereof, (b) any building or occupancy permit, (c) any condition, easement, right-of-way, covenant, agreement or restriction of record affecting or otherwise relating to the Premises, or (d) any material term or provision of any lease. The Disclosure Letter sets forth a complete list of all Premises. No current use by Vector of the Premises is dependent on a nonconforming use or other governmental approval, license or permit the absence of which would materially limit Vector or its business as currently operated. There is no pending or, to the knowledge of Vector or any of the Stockholders, threatened condemnation of all or any part of the Premises. There are no occupancy rights (written or oral), leases or tenancies presently affecting the Premises, other than as set forth in the Disclosure Letter.

         5.19 Joint Ventures. Vector is not a participant, as a partner or otherwise, in any joint venture or common or pooled risk business enterprises.

         5.20 Insurance. Vector and all of its assets and properties are covered by such fire, casualty, environmental liability and other insurance policies issued by reputable insurers as are customarily obtained to cover comparable assets and properties by businesses in the region in which Vector and its assets and properties are located, in amounts, scope and coverage which are reasonable in light of existing conditions. There are no outstanding written requirements or written recommendations by any insurance company that issued a policy to Vector, by any Board of Fire Underwriters or other body exercising similar functions or by any Governmental Authority requiring or recommending any repairs or other work to be done on or with respect to any of Vector's material assets or requiring or recommending any equipment or facilities to be installed on or in connection with any of Vector's assets.

         5.21 Books and Records. The books of account and other financial and corporate records of Vector, as presented to DSL, are complete and correct in all material respects and are maintained in accordance with good business practices.

         5.22 Powers of Attorney. No person has any power of attorney to act on behalf of Vector other than such powers to so act as normally pertain to the officers of Vector.

         5.23 No Guarantees. Except as set forth in the Disclosure Letter, none of the obligations or liabilities of Vector is guaranteed by or subject to a similar contingent obligation of any other person.

         5.24 Brokerage and Finder's Fees. Other than as set forth in the Disclosure Letter, Vector has not employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement. Vector has not dealt with any other person purporting to act in the capacity of a broker, finder or agent with respect hereto as a result of which any claim for a fee can be made against DSL or MergerCo. Vector and each of the Majority Stockholders shall indemnify, defend and hold harmless each of DSL and MergerCo from any claim for brokers' or finders' fees from such brokers, and Vector shall pay and fully discharge all obligations to the broker set forth in the Disclosure Letter at or prior to the Closing.

         5.25 Material Misstatements or Omissions. No representation or warranty by Vector or any Majority Stockholder in this Agreement, or any document, statement, certificate or schedule furnished or to be furnished to DSL or MergerCo by Vector or any Majority Stockholder, or on behalf of Vector or any Majority Stockholder pursuant hereto contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make the statement of facts contained therein not materially misleading.

         5.26 Company Subsidiaries. Vector has no subsidiaries and does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, and (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprises.

         5.27 Capitalization.

         (a) The authorized capital stock of Vector consists of 1,000,000 shares of Vector Common Stock, of which 432,500 shares are issued and outstanding and 306,800 shares are subject to issuance under the Outstanding Vector Options.

         (b) All outstanding shares of capital stock of Vector have been duly authorized by all necessary corporate action, have been validly issued, and are fully paid and nonassessable. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of authorized capital stock of Vector are as set forth in the Articles of Incorporation. The Disclosure Letter provides an accurate list of all stockholders owning the issued and outstanding Vector Common Stock, together with the number held by each, and all of the holders of the Outstanding

Vector Options together with the number held by each. Except as set forth in the Disclosure Letter, there are no outstanding (i) shares of capital stock or other voting securities of Vector, (ii) securities of Vector convertible into or exchangeable for shares of capital stock or voting securities of Vector, (iii) options, warrants, exchange rights, subscription rights or other agreements, commitments or rights to purchase or otherwise acquire from Vector, or agreements, commitments or obligations of Vector to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Vector or (iv) any agreement, commitment or obligation of Vector to grant, or enter into any such option, warrant, call, right, commitment or agreement (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "Vector Securities"). Except as set forth in the Disclosure Letter, there are no outstanding obligations of Vector to sell, issue or deliver, or to repurchase, redeem or otherwise acquire, any Vector Securities.

         5.28 Net Tangible Assets. As of the Effective Time of the Merger, the Net Tangible Assets shall be as set forth in a bring down certificate, in form and substance satisfactory to DSL, to be delivered by Vector to DSL immediately prior to the Effective Time.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         6.1 Conduct of Business by Vector. During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, Vector shall carry on its business in the usual, regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact its present business organization, keep available the services of its present advisors, managers, officers and employees and preserve its relationships with customers, suppliers, licensors and others having business dealings with it and continue existing contracts as in effect on the date of this Agreement (for the term provided in such contracts), and renew such contracts that become due for renewal in the ordinary course of business. Without limiting the generality of the foregoing, Vector will not (except as expressly permitted by this Agreement or as contemplated by the Transactions or to the extent that DSL or MergerCo shall otherwise consent in writing):

         (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination of the foregoing) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities;

         (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights);

         (c) (i) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material Lien thereupon, in each case other than in the ordinary course of business consistent with prior practice or (ii) incur any short-term indebtedness for borrowed money, except, in each such case, pursuant to credit facilities in existence on the date of this Agreement;

         (d) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (i) in the ordinary course of business consistent with past practice, or (ii) in connection with the Transactions;

         (e) change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to DSL and MergerCo prior to any such change);

         (f) except as required by law or as otherwise required pursuant to this Agreement, (i) enter into, adopt, amend or terminate any Employee Benefit Plan,
(ii) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between Vector and one or more of their directors or officers, or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Employee Benefit Plan or arrangement as in effect as of the date of this Agreement;

         (g) adopt any amendments to the Articles of Incorporation or Bylaws, except as expressly provided by the terms of this Agreement;

         (h) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (i) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises or litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $5,000; or

         (j) enter into an agreement to take any of the foregoing actions.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 Stockholder Approval. Vector shall take all action necessary in accordance with applicable law to obtain the approval of this Agreement (including the transactions contemplated hereby) and the Merger by the Vector Stockholders owning at least 95% of the Vector Common Stock entitled to vote on this matter (the "Vector

Stockholder Approval"). On or before May 25, 2000 or as promptly as practicable thereafter Vector shall deliver to each Vector Stockholder who was a stockholder on the record date for determining stockholders entitled to vote, (i) an information statement (the "Information Statement") with respect to the matters to be submitted for stockholder approval, and its Board of Directors shall recommend to its stockholders the approval and adoption of this Agreement (including the transactions contemplated hereby), and (ii) a notice that appraisal rights are available for the shares of Vector Common Stock held by each such Vector Stockholder, together with a copy of Sections 302A.471 and 302A.473 of the Minnesota Corporation Act , in satisfaction of Vector's obligations under Section 302A.473 of the Minnesota Corporation Act. In addition, the Information Statement shall be accompanied by such other information provided by DSL as DSL deems necessary in order to provide for the offer and sale of the DSL Common Stock to be issued in the Merger to be exempt from any applicable registration or qualification requirements under either federal or state securities or "Blue Sky" laws. Vector shall use all reasonable efforts to obtain all votes and approvals of its stockholders necessary for the approval and adoption of this Agreement under the Minnesota Corporation Act (including the transactions contemplated hereby).

         7.2 Additional Agreements. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which Vector is a party or by which any of their respective properties or assets are bound.

         7.3 Fees and Expenses. Except as set forth in Section 11.2(e) of this Agreement, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

         7.4 No Solicitations.

         (a) From the date of this Agreement, neither Vector nor any of its directors, stockholders or advisors shall, directly or indirectly, entertain or solicit any indication of interest in or proposal involving, or agree to consummate, any sale, transfer, merger or recapitalization of Vector or any securities of Vector or, in connection with any such indication of interest, proposal or transaction, consider or respond to any inquiry or cooperate with or furnish or cause to be furnished to any person any information concerning Vector. Vector will immediately advise DSL if any such indication or proposal is received.

         (b) In the event that this Agreement is terminated pursuant to Section 12.1(b)(i), (b)(iii) (by Vector), or (d), and Vector agrees to any proposal with a third party regarding a merger, consolidation or other business combination, or the acquisition of all or substantially all of the capital stock or all or substantially all of the assets of Vector, within six (6) months of such termination of this Agreement, Vector shall reimburse DSL for all actual expenses incurred in connection with the negotiation of the Transactions and the preparation of this Agreement and the other documents, agreements and instruments in connection therewith, including but not limited to reasonable attorneys' fees, such reimbursement not to exceed $125,000.

         7.5 Access to Information. From the date of this Agreement until the Effective Time, Vector shall, and shall cause each of Vector's officers, employees and agents to, afford to DSL and to the officers, employees and agents of DSL complete access at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish DSL such financial, operating and other data and information as DSL may reasonably request.

         7.6 Public Announcements. Any public announcement with respect to this Agreement, the proposed Merger or the consummation of the Merger shall be made only with the prior approval of DSL.

         7.7 Employee Benefit Arrangements.

         (a) DSL shall cause the Surviving Corporation to offer employment to each of Vector's employees listed in the Disclosure Letter, with appropriate titles and job descriptions, and at a salary equal to such employee's salary as of April 15, 2000 as set forth in the Disclosure Letter. Each employee who accepts employment with the Surviving Corporation shall be eligible to participate in DSL's standard employee programs and plans, including but not limited to any employee benefit and welfare plans, insurance and pension plans, stock option plans and stock purchase plans currently maintained or provided by DSL, to the extent permitted by such plans.

         (b) DSL agrees to pay to all non-executive employees listed in the Disclosure Letter who accept employment with the Surviving Corporation and continue in the employ of the Surviving Corporation through the expiration of the Transition Period, a retention bonus in the amount of twenty-five percent (25%) of such employee's annual salary as of April 15, 2000 (the "Retention Bonus"). Any such employee who is (A) terminated without "cause" or (B) "constructively" terminated prior to the expiration of the Transition Period, in each case as defined in the Retention Bonus Agreements described in Section 7.7(c) below, shall be entitled to payment of the Retention Bonus.

         (c) Upon the Closing Date, DSL shall execute and deliver to each non-executive employee listed in the Disclosure Letter who accepts employment with the Surviving Corporation a written agreement, in substantially the form attached hereto as Exhibit D, conveying to each such employee the rights set forth above in this Section 7.7 (the "Retention Bonus Agreements").

         7.8 Notification. Each of Vector and DSL shall, after obtaining knowledge of the occurrence, non-occurrence or threatened occurrence or non-occurrence of any fact or event that would cause or constitute a material breach or failure of any of the representations and warranties, covenants or conditions set forth in this Agreement, or in the case of Vector that would reasonably be expected to constitute or result in a Material Adverse Effect to such party, notify the other parties in writing of such fact or event with reasonable promptness.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

         8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

         (a) Stockholder Approval. This Agreement and the Transactions, including the Merger, shall have obtained the Vector Stockholder Approval.

         (b) Regulatory Approvals. All necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

         (c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

         8.2 Conditions to Obligations of DSL and MergerCo. The obligations of DSL and MergerCo to effect the Merger are further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Vector and the Majority Stockholders set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date) as of the Closing Date as though made on and as of the Closing Date, and DSL shall have received a certificate to such effect signed (i) on behalf of Vector by its chief executive officer and (ii) by the Majority Stockholders.

         (b) Performance and Obligations of Vector and the Majority Stockholders. Vector and the Majority Stockholders shall have performed all obligations required to be performed by them under this Agreement, including, without limitation, the covenants contained in Articles 6 and 7 of this Agreement and shall have paid the fees and expenses described in Section 7.3.

         (c) Consents, Etc. Any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board, other regulatory body or other third party required to be made or obtained by Vector or the Vector Stockholders or Affiliates in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not reasonably be expected to have a Material Adverse Effect on Vector or its business as presently conducted.

         (d) No Injunction. There shall not have been entered any order in any action or proceeding by any state or Federal government or by any Governmental Authority which prohibits or limits the ownership or operation by Vector of any portion of Vector's business, properties or assets which is material to Vector, or compels Vector to dispose of or hold separate any portion of Vector's business, properties or assets which is material to Vector.

         (e) Material Adverse Change. There shall not have occurred any Material Adverse Change concerning Vector.

         (f) Resignations. Each of the directors and officers of Vector shall have delivered his or her resignation to DSL as of the Closing Date.

         (g) Opinion of Counsel. Vector shall have delivered an opinion of its counsel in form and substance reasonably satisfactory to DSL and its counsel.

         8.3 Conditions to Obligations of Vector and the Majority Stockholders. The obligation of Vector and the Majority Stockholders to effect the Merger is further subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of DSL and MergerCo set forth in this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to a specific date) as of the Closing Date as though made on and as of the Closing Date, and Vector shall have received a certificate to such effect signed on behalf of DSL by its chief financial officer and on behalf of MergerCo by its chief executive officer.

         (b) Performance of Obligations of DSL and MergerCo. Each of DSL and MergerCo shall have performed all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in
Article 7 of this Agreement.

         (c) Consents, Etc. Any consent, authorization, order or approval of (or filing or registration with) any governmental commission, board, other regulatory body or other third party required to be made or obtained by DSL on or before the Closing in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, would not reasonably be expected to have a Material Adverse Effect on DSL or its business as presently conducted.

         (d) No Injunction. There shall not have been entered any order in any action or proceeding by any state or Federal government or by any Governmental Authority which prohibits or limits the ownership or operation by DSL of any portion of DSL's business, properties or assets which is material to DSL and its subsidiaries as a whole, or compels DSL to dispose of or hold separate any portion of DSL's business, properties or assets which is material to DSL and its subsidiaries as a whole.

         (e) Material Adverse Change. There shall not have occurred any Material Adverse Change concerning DSL and its subsidiaries taken as a whole.

         (f) Opinion of Counsel. DSL shall have delivered an opinion of its counsel in form and substance reasonably satisfactory to Vector and its counsel.

                                   ARTICLE IX

              POST-CLOSING COVENANTS OF THE EXECUTIVE STOCKHOLDERS

         9.1 Non-Competition; Non-Solicitation.

         (a) For a period of twenty-four (24) months from the Closing Date, each of the Executive Stockholders agrees that he will not:

         (i) directly or indirectly, whether as an employee, consultant, owner, partner, shareholder, agent, co-venturer or otherwise (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), engage, participate or invest in any business activity anywhere in North America which develops, manufactures or markets products or performs services which relate to the providing of Internet access, web or application hosting services, web site development services or line provisioning; or

         (ii) entice, induce or encourage any of the present or former employees of Vector or employees of DSL to engage in any activity which, were it done by him or her, would violate any provision of this Section 9.1;

         (iii) solicit the business of DSL's customers, attempt to influence such customers to divert their business to any competitor of DSL, or otherwise attempt to interfere with or disrupt DSL in the operation of its business or any other activity; or

         (iv) directly or indirectly recruit, solicit or hire any employee of DSL, or induce or attempt to induce any employee of DSL to terminate his/her employment with, or otherwise cease his/her relationship with DSL.

         (b) Each of the Executive Stockholders acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Section 9.1 would be inadequate, and each therefore agrees that DSL shall be entitled to injunctive relief in case of any such breach or threatened breach.

         (c) Each of the Executive Stockholders agrees and acknowledges that the restrictions contained in this Section 9.1 are reasonable in scope and duration and are necessary to protect DSL after the closing. If any one or more of the provisions contained in this Section 9.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, the parties expressly agree that a court may rewrite and modify such provisions so as to be enforceable to the fullest extent compatible with the applicable law as it shall then appear.

                                   ARTICLE X

                 RESTRICTIONS ON TRANSFERABILITY OF SECURITIES;
                         COMPLIANCE WITH SECURITIES ACT

         10.1 Restrictions on Transferability. The DSL Common Stock shall not be transferable except upon the conditions specified in this Article X, which conditions are intended to ensure compliance with the provisions of the Securities Act.

         10.2 Restrictive Legend. Each certificate representing the DSL Common Stock issued in connection with the Merger shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

              THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED (EXCEPT IF IN COMPLIANCE WITH RULE 144 UNDER SAID
              ACT) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

         10.3 Notice of Proposed Transfers. The holder of each certificate representing the DSL Common Stock by acceptance thereof agrees to comply in all respects with the provisions of this Section 10.3. Prior to any proposed transfer of any DSL Common Stock, the holder thereof shall give written notice to DSL of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule 144) by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to DSL, addressed to DSL and reasonably satisfactory in form and substance to DSL's counsel, to the effect that the proposed transfer of the DSL Common Stock may be effected without registration under the Securities Act, or (ii) a "no action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such DSL Common Stock shall be entitled to transfer such DSL Common Stock in accordance with the terms of the notice delivered by the holder to DSL. Each certificate evidencing the DSL Common Stock transferred as above provided shall bear the appropriate restrictive legend set forth in Section 10.2 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provision of the Securities Act.

                                   ARTICLE XI

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         11.1 Survival of Representations and Warranties. The representations and warranties set forth in Sections 5.12 and 5.17 herein shall survive the Merger until the expiration of the applicable statutes of limitation. All other representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve months following the Effective Time; provided, however, that the representations and warranties set forth in Section 5.27 shall survive for a period of five years following the Effective Time.

         11.2 Indemnification.

         (a) Agreement to Indemnify. By their approval of this Agreement, the Vector Stockholders severally but not jointly (subject to the limitations set forth below), hereby agree to indemnify and hold DSL and its Affiliates harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses"), incurred by DSL or its Affiliates as a result of any inaccuracy or breach of a representation or warranty contained in Article V herein, or any failure by Vector to perform or comply with any covenant contained herein.

         (b) Expiration of Indemnification. The indemnification obligations of the Vector Stockholders under paragraph (a) above shall terminate twelve months following the Effective Time, but shall not terminate as to any Loss (or a potential claim by an appropriate party) (i) asserted in writing in good faith prior to such date, (ii) as a result of any inaccuracy or breach of any of the representations and warranties contained (A) in Sections 5.12 or 5.17 herein, with respect to which such indemnification obligations shall terminate upon the expiration of the applicable statute of limitations, or (B) Section 5.27 herein, with respect to which such indemnification obligations shall survive for a period of five years following the Effective Time.

         (c) Hold Back. As security for the indemnity provided for in paragraph
(a) above, DSL shall transfer to and hold in a segregated trust account $2,200,000 of the aggregate Cash Consideration (the "Hold Back") for a period of twelve (12) months following the Effective Time (the "Hold Back Period"), plus such additional period of time that any claim validly delivered to Agent prior to the end of the Hold Back Period by DSL for indemnity pursuant to this Section 11.2 shall remain unresolved. Upon compliance with the terms hereof, DSL shall be entitled to obtain indemnity from the Hold Back for all Losses incurred by DSL or its Affiliates as a result of any inaccuracy, breach or failure set forth in paragraph (a) above. Earnings, if any, on the Hold Back shall accrue for the benefit of the Vector Stockholders.

         (d) Claims Upon Hold Back. In the event that DSL wishes to obtain indemnity from the Hold Back, DSL shall deliver to the Agent designated pursuant to Section 11.2(g) hereof, on or before the last day of the Hold Back Period, a certificate signed by an officer of DSL (an "Officer's Certificate") specifying in reasonable detail the individual items of Loss included in the request for indemnity and the nature of the misrepresentation, breach of warranty or claim to which such item is related.

         (e) Resolution of Conflicts; Arbitration. At the time of delivery of any Officer's Certificate to the Agent, and for a period of twenty (20) days after such delivery, the Agent may object to the claim made in the Officer's Certificate in a written statement delivered to DSL. If the Agent shall so object to the claim, the Agent and DSL shall attempt in good faith to agree upon the rights of the respective parties with respect to such claim. If no such agreement can be reached after good faith negotiation, either DSL or the Agent may demand arbitration of the matter, and in such event the matter shall be settled by arbitration conducted by three arbitrators. DSL and the Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and DSL shall be required to act in accordance with such decision and make or withhold payments out of the Hold Back in accordance therewith. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Boston, Massachusetts under the rules then in effect of the American Arbitration Association. In any arbitration hereunder in which any claims or the amount thereof stated in the Officer's Certificate is at issue, DSL shall be deemed to be the non-prevailing party in the event that the arbitrators award DSL one-half (1/2) or less of the disputed amount; otherwise, the Vector Stockholders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys' fees and costs, incurred by the other party to the arbitration.

         (f) Distribution of Hold Back Upon Termination of Hold Back Period. Promptly following termination of the Hold Back Period, DSL shall deliver to the Agent the balance of the Hold Back, minus any amount subject to an unresolved claim pursuant to Section 11.2(e) above, plus all amounts earned, if any, on the Hold Back. The Agent shall deliver such amount to the Vector Stockholders in proportion to the Cash Consideration received by each of the Vector Stockholders.

         (g) Agent of the Vector Stockholders; Power of Attorney. In the event that the Merger receives the Vector Stockholder Approval, effective upon such approval, and without further act of any Vector Stockholder, Allan R. Angen (the "Agent") shall be constituted and appointed as agent and attorney-in-fact for each Vector Stockholder, for and on behalf of such Vector Stockholder, to give and receive notices and communications, to authorize any indemnity of DSL from the Hold Back in satisfaction of claims by DSL, to object to such indemnity, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Agent for the accomplishment of the foregoing. Such agency may be changed by the Vector Stockholders from time to time upon not less than ten (10) days prior written notice to DSL; provided that the Agent may not be removed unless a majority of the Vector Stockholders agree in writing to such removal and to the identity of the substituted Agent. No bond shall be required of the Agent, and the Agent shall receive no compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the Vector Stockholders.

         (h) Indemnification of the Agent. The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The Vector Stockholders shall jointly and severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the Vector Stockholders, and shall be final, binding and conclusive upon each of the Vector Stockholders, and DSL may rely upon any decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each and all of the Vector Stockholders. DSL is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Agent.

         (i) Third Party Claims. In the event DSL becomes aware of a third-party claim which DSL believes may result in a demand against the Hold Back, DSL shall notify the Agent of such claim, and the Agent and the Vector Stockholders shall be entitled, at their expense, to participate in any defense of such claim. DSL shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Agent, which consent shall not be unreasonably withheld, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of liability of the Vector Stockholders. In the event that the Agent has consented to any such settlement and the amount of such settlement and acknowledged that the claim is a valid claim against the Hold Back, the Agent shall have no power or authority to object to any claim by DSL against the Hold Back for indemnity with respect to such settlement amount.

         (j) Threshold Amount; Apportionment of Liability; Maximum Liability. DSL shall be entitled to indemnification hereunder only when the aggregate of all Losses suffered by DSL with respect to which DSL would otherwise be entitled to indemnification hereunder exceeds $30,000 (the "Threshold Amount"); provided, however, that (i) if such Losses exceed the Threshold Amount, DSL shall be entitled to indemnification hereunder for all such Losses, including the Threshold Amount, and (ii) the Threshold Amount limitation will not apply to any Losses resulting from any knowing and intentional breaches by Vector or the Majority Stockholders of any of the representations and warranties of Vector or the Majority Stockholders contained herein. The liability of the Vector Stockholders for any indemnification to which DSL may be entitled shall be apportioned among the Vector Stockholders in proportion to the amount of Merger Consideration paid to each of them at the Closing. The total liability of the Vector Stockholders for Losses shall not exceed the aggregate amount of the Hold Back; provided, however, that if any Losses shall be the result of any failure by Vector or the Majority Stockholders to disclose any matter of which Vector or the Majority Stockholders had Knowledge as of the Effective Time and such failure to disclose constitutes a breach of a representation or warranty contained in Article V, then the total liability of the Vector Stockholders for such Losses shall not exceed the aggregate amount of the Merger Consideration.

                                  ARTICLE XII

                       TERMINATION, AMENDMENT AND WAIVER

         12.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval of this
Agreement:

         (a) by the mutual written consent of DSL, MergerCo and Vector;

         (b) by either of Vector or DSL and MergerCo:

         (i) if the stockholders of Vector shall have failed to give any required approval by the Closing Date; or

         (ii) if any Governmental Authority shall have issued an Injunction or taken any other action (which Injunction or other action the parties to this Agreement shall use their best efforts to lift), which permanently restraints, enjoins or otherwise prohibits the Merger, and such Injunction or other action shall have become final and non-appealable; or

         (iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before June 15, 2000; provided, however, that no party shall terminate this Agreement prior to June 30, 2000 if the Merger has not occurred by reason of the pendency of a non-final Injunction, and DSL, MergerCo, Vector and the Majority Stockholders shall use their best efforts to have any such Injunction stayed or reversed;

         (c) by Vector if DSL or MergerCo shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) calendar days after the giving of written notice to DSL and MergerCo except, in any case, for such breaches which would not adversely affect the rights of Vector or its stockholders (or any of them) hereunder and are not reasonably likely to affect adversely DSL's or MergerCo's ability to consummate the Merger.

         (d) by DSL and MergerCo if Vector or any Majority Stockholder shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) calendar days after the giving of written notice to Vector and the Agent.

         12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become null and void, and have no effect, without any liability on the part of any party to this Agreement or such party's Affiliates, trustees, directors, officers or stockholders, and all rights and obligations of any party to this Agreement shall cease except for the agreements contained in Section 7.3 and Articles 12 and 13; provided, however, that nothing contained in this Section 12.2 shall relieve any party from liability for any fraud or willful breach of this Agreement.

         12.3 Amendment. This Agreement may be amended by DSL, MergerCo, Vector and the Agent by an instrument in writing signed by DSL, MergerCo and the Agent, on behalf of each of the Vector Stockholders at any time before or after any approval of this Agreement by the stockholders of Vector and MergerCo, but in any event following authorization by MergerCo's Board of Directors and Vector's Board of Directors; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by stockholders without obtaining such approval.

         12.4 Extension; Waiver. At any time prior to the Closing, the parties to this Agreement may, to the extent legally allowed, (a) mutually agree to extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any documents delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been received upon the earlier of actual receipt thereof or, with respect to delivery by facsimile, the date sent by confirmed facsimile, with respect to delivery by overnight courier or Express mail, the day following delivery to such overnight courier or the U.S. Postal Service and, with respect to delivery by registered or certified mail, the third day following such delivery to the U.S. Postal Service, postage prepaid, and addressed as follows:

     (a) If to Vector:
         ------------

              Vector Internet Services, Inc.
              12 South 6th Street, Suite 250
              Minneapolis, Minnesota  55402
              Attention:  Allan R. Angen
              President

              With a copy to:
              --------------

              Wendy C. Skjerven, Esq.
              Leonard, Street and Deinard
              150 South Fifth Street, Suite 2300
              Minneapolis, MN  55402

     (b) If to DSL, MergerCo or the Surviving Corporation:
         ------------------------------------------------

              DSL.net, Inc.
              545 Long Wharf Drive
              New Haven, Connecticut 06511
              Fax No.: (203) 624-3612
              Attention:  Jesse B. Mark
              Manager, Strategic Planning
              and
              Stephen Zamansky, Esq.
              Vice President and General Counsel

              With a copy to:
              --------------

              Day, Berry & Howard LLP
              260 Franklin Street
              Boston, Massachusetts 02110
              Fax No.:  (617) 345-4745
              Attention:  Jeffrey A. Clopeck, Esq.

     (c) If to the Agent or any Majority Stockholder:
         -------------------------------------------

               Allan R. Angen
               13096 Vernon Avenue South
               Savage, MN  55378

         13.2 Entire Agreement; No Third-Party Beneficiaries; Section Headings. This Agreement and the other agreements, documents and instruments executed and delivered pursuant hereto constitute the entire agreement between the parties, and except for that certain non-disclosure agreement between DSL and Vector dated November 11, 1999 which remains in full force and effect, there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement; this Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the Transactions contemplated herein. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         13.3 Confidentiality. Except as may be required by law, Vector shall not, and shall not permit its officers, directors, stockholders and agents to, directly or indirectly, disclose, discuss, announce or otherwise divulge to any third party, except on a need to know basis and subject to appropriate nondisclosure obligations, the existence or terms of the negotiations between the parties, this Agreement or the transactions contemplated herein, without, in each case, the prior written consent of DSL.

         13.4 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the heirs, successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party without the other parties' prior written consent.

         13.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding application of any choice of law doctrines that would make applicable the law of any other state) and, where appropriate, applicable federal law.

         13.6 Release of Guarantees. Promptly following the Closing, DSL shall pay all amounts outstanding under Vector's loan with Riverside Bank (the "Bank") or otherwise take all steps necessary to secure the release by the Bank of the personal guarantees delivered by the Majority Stockholders to the Bank in connection with such loan.

         13.7 Definitions. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, and unless the context requires a different meaning, the following terms have the meaning indicated below:

         "Affiliate" - as to any party, any Person (i) directly or indirectly controlling, controlled by, or under common control with, such party, (ii) directly or indirectly owning or holding five percent (5%) or more of any equity interest in such party or (iii) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by such party. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and under "common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "DSL Common Stock" - the common stock, par value $.0005 per share, of DSL.

         "DSL Stock Price" - the average price of the DSL Common Stock (rounded to the nearest penny) for the fifteen consecutive trading days ending on and including the third trading day preceding the Effective Date, calculated on the basis of the last reported sales prices of the DSL Common Stock on the Nasdaq Stock Market on such trading days.

         "ERISA" - the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Ratio" - as defined in Section 2.1(c).

         "GAAP" - generally accepted accounting principles in effect from time to time within the United States.

         "Governmental Authority" - the government of any nation, state, city, locality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter; or

         (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of diligently performing his or her duties as an employee of the corporation.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who currently is serving as a director, officer or other member of management, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "Lien" - any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing.

         "Material Adverse Effect" - any change or changes, or effect or effects, that individually or in the aggregate is or is likely to have a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Vector or DSL, as the case may be, or any of their respective subsidiaries on an individual basis or taken as a whole.

         "Net Option Exercise Adjustment" - the quotient obtained by dividing
(a) the Option Exercise Consideration divided by the DSL Stock Price, by (b) the Exchange Ratio.

         "Net Tangible Assets" - the total assets minus the goodwill and the total liabilities of Vector as of the Closing Date as determined in accordance with GAAP, applied on a basis consistent with the most recent regularly prepared financial statements of Vector (except that the footnotes required by GAAP need not be provided).

         "Net Vector Common Stock Equivalents" - the total number of shares of Vector Common Stock issued and outstanding immediately prior to the Effective Time plus the Net Vector Options.

         "Net Vector Options" - the total number of shares of Vector Common Stock issuable upon exercise of the Outstanding Vector Options minus the Net Option Exercise Adjustment.

         "Option Exercise Consideration" - the aggregate consideration payable upon exercise of all Outstanding Vector Options.

         "Outstanding Vector Options" - as defined in Section 2.2

         "Per Share Merger Consideration" - as defined in Section 3.2.

         "Person" - any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "Transition Period" - the period of time between the Closing Date and the six (6) month anniversary of the Closing Date.

         "Vector Common Stock" - as defined in Section 2.1.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the date and year first written above.


                                              VECTOR INTERNET SERVICES, INC.




                                              By: /s/ Gerald Voegele
                                                  ------------------------------
                                              Name:  Gerald Voegele
                                              Title: CEO

                                              MAJORITY STOCKHOLDERS:



                                              /s/ Allan R. Angen
                                              ----------------------------------
                                              Allan R. Angen


                                              /s/ Gerald Voegele
                                              ----------------------------------
                                              Gerald G. Voegele

                                              DSL.NET, INC.




                                              By: /s/ Robert Berlin
                                                  ------------------------------
                                              Name:  Robert Berlin
                                              Title: CFO & VP Strategic

                                              GREENS FARM CORPORATION




                                              By: /s/ Stephen Zamansky
                                                  ------------------------------
                                              Name:  Stephen Zamansky
                                              Title: Vice President

Solely as a party to Article IX:



/s/ Bil MacLeslie
------------------------------------------------------
Bil MacLeslie


/s/ Michael Horwath
------------------------------------------------------
Michael Horwath



Solely as a party to Section 11.2:



/s/ Allan R. Angen
------------------------------------------------------
Allan R. Angen, as Agent

                  Schedules and Exhibits Omitted In Accordance
                     With item 601(b)(2) of Regulation S-K
                     -------------------------------------



         DSL.net, Inc. will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request; provided, however, that DSL.net, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.


         Exhibit A    -    Majority Stockholders and Executive Stockholders

         Exhibit B    -    Calculation of Per Share Merger Consideration

         Exhibit C    -    Estimated Net Tangible Assets

         Exhibit D    -    Form of Retention Bonus Agreement